Exhibit 99.1

Bio-Path Holdings Announces Pancreatic Cancer Research Collaboration with Leading Oncology Institution

HOUSTON—March 8, 2016 – Bio-Path Holdings, Inc., (NASDAQ: BPTH) (“Bio-Path”), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced that it has entered a sponsored research agreement with The University of Texas MD Anderson Cancer Center (“MD Anderson”) to evaluate Bio-Path’s clinical pipeline for its ability to modulate pancreatic cancer. Included in the evaluation will be BP1001 (Liposomal Grb2 antisense), Bio-Path’s lead product candidate, which is currently in a Phase II study for blood cancers.

Jason Fleming, M.D., F.A.C.S., professor of surgical oncology within the division of surgery at MD Anderson, will serve as the study’s principal investigator. Dr. Fleming initiated and developed the first direct xenograft program in gastrointestinal cancer. These xenografts were derived from malignant pancreatic tumors that Dr. Fleming and his surgical colleagues removed from patients at MD Anderson. Dr. Fleming is also director of the tissue acquisition and biorepository core for the Pancreas Cancer Research Program at MD Anderson, and is a board certified pancreatic surgeon.

“We are honored to collaborate with Dr. Fleming,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path. “His experience working with pancreatic xenografts makes him uniquely qualified to lead this study. We look forward to assessing whether Bio-Path’s drug candidates work in this ex vivo model before potentially moving into animal studies.”

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing DNAbilize™, its proprietary liposomal delivery and antisense technology, to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, BP1001 (Liposomal Grb2 antisense), is in a Phase II study for blood cancers and in preclinical studies for triple negative and inflammatory breast cancers. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company’s website at http://www.biopathholdings.com.

Forward-Looking Statements

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:

Investors

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369

Steve Silver

Rx Communications Group, LLC

917-322-2569

ssilver@rxir.com

Media

Tony Plohoros

6 Degrees

908-591-2839

tplohoros@6degreespr.com